Exhibit 99.2

January 12, 2015

Board of Directors

Covance Inc.

210 Carnegie Center

Princeton, New Jersey 08540

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Laboratory Corporation of America Holdings (File No. 333-200614), filed January 12, 2015 (the “Registration Statement”)

Lady and Gentlemen:

Reference is made to our opinion letter, dated November 2, 2014 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Laboratory Corporation of America Holdings (“LabCorp”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of Covance Inc. (the “Company”), of the Consideration (as such term is defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 2, 2014, by and among LabCorp, Neon Merger Sub Inc., a wholly owned subsidiary of LabCorp, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY – The Merger – Opinion of Covance’s Financial Advisor”, “RISK FACTORS – Risks Relating to the Merger – The opinion of Covance’s financial advisor rendered to the Covance board on November 2, 2014 did not reflect circumstances, developments or events occurring after the date of the opinion”, “THE MERGER – Background of the Merger”, “THE MERGER – Recommendation of the Covance Board; Covance’s Reasons for the Merger”, and “THE MERGER – Opinion of Covance’s Financial Advisor”, and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)